Exhibit 99.2
JHE HOLDINGS, LLC

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma financial data for the year ended April 30 2011, which reflects our acquisition of JHE Holdings LLC (“JHE”) on June 1, 2011, was derived from the audited financial statements of Circle Star as of and for the year ended April 30, 2011 and the unaudited financial data of JHE as of and for the year ended April 30, 2011. The unaudited pro forma financial information for the year ended April 30, 2011 was prepared as if the transaction occurred on May 1, 2010.  The unaudited pro forma financial information as of April 30, 2011 was prepared as if the transaction had occurred on April 30, 2011.  If the acquisition had been completed on the dates assumed in the pro forma financial statements, the combined company might have performed differently. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the impact of possible cost savings and operational efficiencies. You should not rely on the pro forma financial information as an indication of the financial position or results of operations that the combined company would have achieved had the acquisition taken place earlier or the future results that the combined company will achieve.

The Circle Star unaudited condensed pro forma combined financial statements reflect a total purchase price of approximately $7.0 million, which is comprised of the following amounts:

Cash payment at closing	$1,000,000
Note to seller	5,271,531
Revenue interest (10%) to High Plains Oil, LLC	404,101
Shares issued	400,000
$7,075,632

Circle Star Energy also incurred closing costs totaling approximately $255,000 in connection with the transaction.

JHE HOLDINGS, LLC
Combined Pro Forma Balance Sheet (Unaudited)

	April 30, 2011
	Circle Star	JHEH	Pro Forma Adjustments		Pro Forma
Assets
Current Assets:
Cash	$6,696	$2,474	$		$9,170
Trade accounts receivable	–	276,236			276,236
Other receivables	–	–
Prepaid expenses	99	5,050			5,149
Total current assets	6,795	283,760			290,555

Investment in partnership	–	(17,615)	155,219	(A)	137,604
Oil and gas properties, net	–	324,552	2,867,820	(A)	3,192,372
Total Assets	$6,795	$590,697	$3,023,039		$3,620,531

Liabilities and Shareholders’ Equity
Current Liabilities :
Accounts payable	$25,074	$11,609	$255,000	(A)	$291,683
Due at closing			1,000,000	(A)	1,000,000
Due to related party	24,521				24,521
Total current liabilities	49,595	11,609	1,255,000		1,316,204

Seller note payable			5,271,531	(A)	5,271,531

Total shareholders’ equity	(42,800)	579,088	(3,503,492)	(B)	(2,967,204)
Total liabilities and shareholders’ equity	$6,795	$590,697	$3,023,039		$3,620,531

JHE HOLDINGS, LLC
Combined Pro Forma Statement of Operations (Unaudited)

	Year Ended April 30, 2011		Pro Forma		Circle Star
	Circle Star	JHEH	Adjustments		Pro Form

Oil sales	$–	$863,636	$		$863,636
Gas sales	–	248,092			248,092
Partnership income	–	45,510			45,510
Total revenues	–	1,157,238	–		1,157,238

Lease operating expense	–	40,904			40,904
Production taxes	–	96,419			96,419
Depreciation, depletion and amortization	–	93,516	225,592	(C)	319,108
Other expenses	–	6,963			6,963
Workover costs	–	2,457			2,457
Impairment charges	–	21,397			21,397
Dry hole/abandonment costs	–	23,751			23,751
General and administrative expense	33,218	87,474			120,692
Total operating expenses	33,218	372,881	225,592		631,691
Income (loss) from operations	(33,218)	784,357	(225,592)		525,547
Other income (expense):
Interest expense	–	(2,342)	(1,476,029)	(D)	(1,478,371)
Gain on sale of assets	–	3,948			3,948
Miscellaneous income	1,500	3,669			5,169
Income (loss) before income taxes	(31,718)	789,632	(1,701,621)		(943,707)

Income tax expense (benefit)	–		(330,297)	(E)	(330,297)
Net Income (Loss)	$(31,718)	$789,632	$(1,371,324)		$(613,410)

JHE HOLDINGS, LLC
Combined Pro Forma Statement of Operations (Unaudited)

Summary of Pro Forma Adjustments

(A)
 As a result of the acquisition, JHE’s assets and liabilities were adjusted to their fair values at the acquisition date. No adjustments were made to JHE’s assets and liabilities other than oil and gas properties and the interest in JH Energy Interests (JHE Units) units as their carrying value approximated fair value at the date of acquisition. As the consideration paid exceeded the fair value of JHE’s net assets, an impairment charge totaling approximately $3.1 million was recorded at the acquisition date. The calculation of the impairment charge follows:

Fair value of oil and gas properties	$3,596,473
Investment in JH Energy Interests	137,604
Note to seller, discounted to 28%	(5,271,531)
Cash payment at closing	(1,000,000)
Net revenue interest to seller (nets with oil and gas properties)	(404,101)
Fair value of equity shares granted to seller	(400,000)
Working capital acquired	272,151
Impairment charge	$(3,069,404)

Circle Star also incurred approximately $255,000 of closing costs in connection with the acquisition.

(B)	Elimination of JHE retained earnings and remaining net equity balance.

(C)	Additional depreciation, depletion and amortization expense resulting from fair value adjustments to oil and gas properties.

(D)	Interest expense accrued on seller note (stated rate 5% per annum – discounted at 28%.)

(E)	Income tax benefit at 35%.

The financial periods required to be presented in this Form 8-K/A are based on Circle Star’s fiscal periods. Circle Star and JHE have different fiscal year ends. For the purpose of presenting these pro forma financial statements, Circle Star used the financial statements for Circle Star’s fiscal year ended April 30, 2011, as filed with the Securities and Exchange Commission (“SEC”) in Circle Star’s most recent Annual Report on Form 10-K/A. To meet the SEC’s pro forma requirements of combining operating results for JHE for an annual period that ends within 93 days of the end of Circle Star’s latest annual fiscal period as filed with the SEC, Circle Star combined JHE’s audited financial statements for the fiscal year ended December 31, 2010 with Circle Star’s audited financial statements with the fiscal year ended April 30, 2011. In addition, Circle Star removed the interim period from January 1, 2010 to April 30, 2010 from JHE’s audited financial statements and added on JHE’s unaudited interim period statements from January 1, 2011 to April 30, 2011 to Circle Star’s audited financial statements for the year fiscal ended April 30, 2011.